EXHIBIT 99.1

 News Release

Ashland to nominate Jerome A. Peribere as new independent director for 2018 annual meeting

COVINGTON, KY, November 28, 2017 – Ashland Global Holdings Inc. (NYSE: ASH) (the “company”) today announced its intention to nominate Jerome A. Peribere as a new independent director for election at the company’s upcoming 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”). If elected, it is also intended that Peribere will serve as a member of the compensation committee.

Consistent with the company’s mandatory retirement policy set forth in its Corporate Governance Guidelines, George A. Schaefer Jr. will not be nominated for re-election to the board at the 2018 annual meeting. Ashland intends to nominate all other existing directors for re-election and expects the board will remain 11 directors.

Peribere has served as the president and chief executive officer of Sealed Air Corporation since March 2013 and previously worked for 35 years at The Dow Chemical Company, where he held a variety of leadership roles throughout the world. He previously served as president and chief executive officer of Dow Advanced Materials, where he led the integration of the Rohm and Haas acquisition and delivered significant growth and cost synergies. Prior to that, he spent the majority of his career in Dow AgroSciences.

“Jerome’s extensive leadership and proven track record in the chemicals industry would make him a valuable addition to the Ashland board,” said William A. Wulfsohn, Ashland chairman and chief executive officer. “With the addition of Jerome, six of the company’s directors will have joined our board within the past three years, four of whom will have joined in the past year alone. These new directors underscore Ashland’s commitment to regularly refreshing and strengthening the composition of our board. Our objective is to continue executing and delivering on our strategic plan to drive shareholder value and build momentum on our path to become the premier specialty chemicals company. We would also like to thank Cruiser Capital Advisors for their assistance in recommending Jerome to Ashland. We are confident that Jerome’s industry experience, coupled with his deep understanding of global operations, strategy and integration, will benefit the Ashland board and all the company’s stakeholders.”

“I am honored to join Ashland’s board of directors and look forward to working with the board and management team as Ashland continues to position itself as a leading global specialty chemicals company,” said Peribere.

Charles J. Rose of Cruiser Capital Advisors said, “We believe that Ashland is a unique franchise with tremendous potential. Today’s announcement gives us the utmost confidence that Ashland is committed and well positioned to deliver value to its shareholders. Jerome is a proven, effective leader, and we believe that adding his capabilities and experience to the Ashland board will further drive strong financial results.”

About Jerome Peribere
Jerome Peribere is the current CEO of Sealed Air Corporation, a packaging company.  He is retiring from Sealed Air at the end of December of 2017. Peribere joined Sealed Air as president and chief operating officer in September of 2012 and became chief executive officer effective March 1, 2013. Peribere is a 35-year veteran of The Dow Chemical Company (Dow) and has worked throughout the world in a variety of leadership roles.

Previously, Peribere was the president and chief executive officer of Dow Advanced Materials, a $12 billion revenue unit of Dow serving customers in more than 130 countries. In this role, he led the integration of the Rohm and Haas acquisition and delivered significant growth and cost synergies. Previously, Peribere spent most of his career in Dow AgroSciences. Peribere is a director of Xylem, Inc.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. At Ashland, we are approximately 6,500 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, as well as the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the impact of acquisitions and/or divestitures Ashland has made or may make, including the acquisition of Pharmachem (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); the potential that Ashland does not realize all of the expected benefits of the separation of its Valvoline business; and severe weather, natural disasters, cyber events and legal proceedings and claims (including product recalls, environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise. Information on Ashland’s website is not incorporated into or a part of this news release.

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FOR FURTHER INFORMATION:

Investor Relations:
Seth A. Mrozek
+1 (859) 815-3527
samrozek@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com